Exhibit 10.13

AMENDMENT NO. 5 TO AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
BIRDS EYE HOLDINGS LLC

This Amendment No. 5 (this “Amendment”) to the Amended and Restated Limited Liability Company Agreement (the “Agreement”) of Birds Eye Holdings LLC (the “Company”), dated as of August 19, 2002, as amended by that certain Amendment No. 1 to the Agreement dated as of August 30, 2003, that certain Amendment No. 2 to the Agreement dated as of December 22, 2003, that certain Amendment No. 3 to the Agreement dated as of February 11, 2004 and that certain Amendment No. 4 to the Agreement dated as of October 31, 2005, is entered into as of July ___, 2007. All capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Agreement.

WHEREAS, BE Foods Investments, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“BE Investments”) has paid a dividend of approximately $298,408,056 million (the “July 2007 Dividend”) from the proceeds of a credit facility incurred by BE Investments pursuant to the Credit Agreement by and among BE Investments as borrower, the lenders party thereto and UBS AG, Stamford Branch, as Administrative Agent dated on or about July 11, 2007;

WHEREAS, with the consent of the holders of a majority of the Class A Units, the holders of a majority of the Class B Units and the holders of a majority of the Class E Units, the Company desires to amend the Agreement (i) to modify the distribution waterfall set forth in Section 4.4 of the Agreement with respect to the distribution of the July 2007 Dividend by the Company to the Unitholders to provide for the increase of distributions to the Class C Unitholders and the Class D Unitholders over what would otherwise be distributable to such holders which increase will reduce the amounts that would otherwise be distributed to the Class A Unitholders, the Class B Unitholders and the Class E Unitholders pursuant to Section 4.4 of the Agreement and (ii) to provide that the Class A Unitholders, the Class B Unitholders and the Class E Unitholders will be entitled to receive all future distributions that would otherwise be payable to the Class C Unitholders and the Class D Unitholders who have by virtue of this amendment received any portion of the increased distributions to the Class C and Class D Unitholders until an amount equal to the aggregate amount of such advance has been reallocated to the Class A, Class B and Class E Unitholders. The increase in distributions to the Class C and Class D Unitholders will constitute an advance of any future distributions payable to such Class C and Class D Unitholders; and

WHEREAS, pursuant to Section 7.5 of the Agreement, the Management Committee with the consent of holders of a majority of Class A Units, the holders of a majority of the Class B Units and the holders of a majority of the Class E Units may amend the Agreement to provide for the foregoing;

NOW THEREFORE, the Management Committee and the Members holding a majority of each of the Class A Units, the Class B Units and the Class E Units desire to amend the Agreement in accordance with the terms of Section 7.5 of the Agreement to reflect the foregoing, and hereby agrees as follows:

Exhibit 10.13 -cont.

ARTICLE I
AMENDMENTS

      1.1 Section 1.1(a) of the Agreement. Section 1.1(a) of the Agreement is hereby amended by inserting the following definitions in the appropriate alphabetical order:

           “BE Investments” means BE Foods Investments, Inc., a wholly owned subsidiary of the Company.

           “July 2007 Dividend” means the amount of any dividend actually received by the Company from BE Investments from the proceeds of a credit facility incurred by BE Investments pursuant to the Credit Agreement by and among BE Investments as borrower, the lenders party thereto and UBS AG, Stamford Branch, as Administrative Agent dated on or about July 6, 2007.

     1.2 Section 4.4 of the Agreement. Section 4.4 of the Agreement is hereby amended by inserting a new subsection (e):

(e)	Notwithstanding anything to the contrary in this Section 4.4,

(i)	any distribution by the Company from the proceeds of the July 2007 Dividend and all future distributions shall be made in accordance with Sections 4.4(a) to (d) as modified by this subsection (e);

(ii)	with respect to any distribution to be made from the proceeds of the July 2007 Dividend, an amount equal to approximately $7,806,656.97 (the “Special Distribution Amount”) that would otherwise be distributed to the holders of the Class A Units, the Class B Units and the Class E Units (pro rata among the holders of the Class A Units, the Class B Units and the Class E Units based on the number of Class A Units, Class B Units and Class E Units held by such Unitholders) pursuant to Sections 4.4(a) to 4.4 (d) shall instead be distributed to the holders of the Class C Units and the Class D Units as an advance of future distributions, if any, to be made to such persons pursuant to the terms of this Agreement in such amounts as are set forth opposite each such Class C Unitholder’s name and Class D Unitholder’s name under “Special Distribution Amount” on the Special Distribution Schedule which for purposes of confidentiality shall be maintained by the Company’s Chief Financial Officer, and which shall be certified by such officer as of the date of the making of such distribution (such amount with respect to each such Unitholder, the “Individual Special Distribution Amount”). Each Class C Unitholder and Class D Unitholder shall be informed of his or her Individual Special Distribution Amount. Any portion of any Class C or Class D Unitholder’s Individual Special Distribution Amount that is withheld by the Company to repay all or a portion of such Unitholder’s note to the Company shall be distributed pursuant to Sections 4.4 (a) to (d) without regard to this subsection (e); and

(iii)	with respect to any distribution made by the Company subsequent to the distribution of the proceeds of the July 2007 Dividend, any amount otherwise distributable to any holder of Class C Units or Class D Units who received any portion of the Special Distribution Amount pursuant to Section 4.4 shall be distributed to the holders of the Class A Units, the Class B Units and the Class E Units whose portion of the distribution of the proceeds of the July 2007 Dividend was reduced to fund any portion of the Special Distribution Amount (pro rata among such holders of the Class A Units, the Class B Units and the Class E Units based on the number of Class A, Class B and Class E Units held by such Unitholders) until the holders of the Class A Units, the Class B Units and the Class E Units shall have in the aggregate received pursuant to this sentence with respect to such Class C or Class D Unitholder an amount equal to such Class C Unit holder’s or Class D Unitholder’s Individual Distribution Amount.

Exhibit 10.13 -cont.

ARTICLE II
MISCELLANEOUS

     2.1 General. Except as expressly set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

     2.2 Governing Law. THIS AMENDMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

     2.3 Counterparts. This Amendment may be executed in any number of counterparts (including by means of telecopied signature pages), all of which together shall constitute a single instrument.

     2.4 Section Titles. Section titles and headings are for descriptive purposes only and shall not control or alter the meaning of this Amendment as set forth in the text hereof.

* * * * * * * * *

Exhibit 10.13 -cont.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

BIRDS EYE HOLDINGS LLC
By: its Management Committee

By:	/s/ Brian Ratzan
Name:	Brian Ratzan
Title:	Representative

HOLDER OF A MAJORITY OF CLASS A UNITS:
VESTAR/AGRILINK HOLDINGS LLC

By:	Vestar Capital Partners IV, L.P.,
its Managing Member

By:	Vestar Associates IV, L.P.,
its General Partner

By:	Vestar Associates Corporation IV
its General Partner

By:	/s/ Brian Ratzan
Name:	Brian Ratzan
Title:	Managing Director

HOLDER OF A MAJORITY OF CLASS B UNITS:
PRO-FAC COOPERATIVE, INC.

By:	/s/ Stephen R. Wright
Name:	Stephen R. Wright
Title:	General Manager and CEO

HOLDERS OF CLASS E UNITS:

/s/ Patrick Rose
Patrick Rose

/s/ David Vermylen
David Vermylen

/s/ Gregg Ostrander
Gregg Ostrander

Steve Donovan

/s/ Kevin Mundt
Kevin Mundt